UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 22, 2015

Pacific Biosciences of California, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34899	16-1590339
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1380 Willow Road

Menlo Park, California 94025

(Address of principal executive offices, including zip code)

(650) 521-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 22 and July 23, 2015, Pacific Biosciences of California, Inc. (the “Company”) entered into two separate agreements related to real property leases as detailed below.

Lease Amendment Agreement

On July 23, 2015,  Pacific Biosciences of California, Inc. (the “Company”) entered into a Lease Amendment Agreement (the “Agreement”) by and between the Company and Peninsula Innovation Partners, LLC (the “Existing Landlord”) amending the terms and conditions of certain of its existing real property leases. The Agreement provides for, among other things, amendments of the term for certain of the Existing Leases (as defined below), the termination of all renewal, expansion and extension rights contained in any of the Existing Leases (including the Company’s options to extend the terms for certain of the Existing Leases for two consecutive five-year periods), as well as rent abatement for a specified period of time.  As consideration for the Company’s agreement to amend the Existing Leases pursuant to the Agreement, and subject to the terms and conditions contained therein, the Company shall be eligible to receive up to four payments of $5,000,000 each from the Existing Landlord over time (the “Existing Landlord Payments”).  If the Company does not obtain or waive receipt of an architectural approval and a change of use permit with respect to the Company’s proposed new premises at 1315 O’Brien Drive, Menlo Park, California (collectively, the “Use CUPs”) by September 30, 2015, (i) the Existing Landlord shall have no obligation to make the Existing Landlord Payments, (ii) the amendments of the term for the Existing Leases shall be of no further force or effect, (iii) the period for the Company’s delivery of option notices with respect to extended terms in the applicable Existing Leases shall be extended until October 15, 2015, (iv) the rent abatement shall be terminated and repaid by the Company, and (v) certain related terms and conditions of the Agreement shall be of no further force or effect.

The “Existing Leases” include the agreements between the Company and the Existing Landlord that reflect the leasing arrangements for the following premises:

•	the property located at 940 Hamilton Avenue, Menlo Park, California, the term for which shall expire on September 30, 2017 pursuant to the Agreement;
•	the property located at 960 Hamilton Avenue, Menlo Park, California, the term for which shall expire on September 30, 2017 pursuant to the Agreement;
•	the property located at 1003-1005 Hamilton Avenue, Menlo Park, California, the term for which shall expire on September 30, 2017 pursuant to the Agreement;
•	the property located at 1010 Hamilton Avenue, Menlo Park California, the term for which shall expire on September 30, 2017 pursuant to the Agreement;
•	the property located at 1180 Hamilton Court, Menlo Park, California, the term for which shall expire on December 31, 2016 pursuant to the Agreement;
•	the property located at 1350 Willow Road, Suite 101, Menlo Park, California, the term for which expires on December 31, 2015; and
•	the property located at 1380 Willow Road, Menlo Park, California, the term for which shall expire on September 30, 2017 pursuant to the Agreement.

O’Brien Lease

On July 22, 2015, the Company entered into a new lease agreement (the “Lease”) by and between the Company and Menlo Park Portfolio II, LLC, a Delaware limited liability company (the “O’Brien Landlord”), for premises consisting of approximately one hundred eighty thousand (180,000) rentable square feet located at 1315 O’Brien Drive, Menlo Park, California (the “Premises”).

The term of the Lease is one hundred thirty-two (132) months, commencing on the date that is the later of April 15, 2016 or the date the O’Brien Landlord has substantially completed certain shell improvements and tenant improvements.  Base monthly rent shall be abated for the first six (6) months of the Lease term and thereafter will be $540,000.00 per month during the first year of the Lease term, with specified annual increases thereafter until reaching $711,000.00 per month during the last twelve (12) months of the Lease term. The Company is required to pay $2,340,000 in prepaid rent which will be applied to the monthly rent installments due for the first to fourth months, and the operating expenses for the first month, after the rent abatement period.  In addition, the Company is required to provide the O’Brien Landlord with a security deposit under the Lease in the amount of $4,500,000, which security deposit initially will be in the form of a letter of credit.  The O’Brien Landlord is obligated to construct certain shell improvements at the O’Brien Landlord’s cost and expense and provide the Company with improvement allowances in the amount of approximately $70.00 per rentable square foot of the Premises, which may be applied towards the costs of construction of the initial improvements in the Premises. The Company is required to reimburse the O’Brien Landlord for certain improvement costs in excess of the foregoing allowances.

The Company has reserved the right to terminate the Lease if the Use CUPs are not obtained by September 30, 2015, and, the O’Brien Landlord has a similar right to terminate the Lease for failure to obtain the Use CUPs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Pacific Biosciences of California, Inc.

By:	/s/ Susan K. Barnes
Susan K. Barnes Executive Vice President, Chief Financial Officer and Principal Accounting Officer

Date:  July 24, 2015